EXHIBIT 99.1

Investor Relations Contact:
Timea Parris
Mindspeed Technologies, Inc.
(949) 579-6283

MINDSPEED® ANNOUNCES $40 MILLION
CONVERTIBLE SENIOR NOTES OFFERING

NEWPORT BEACH, Calif. (December 2, 2004) – Mindspeed Technologies, Inc. (NASDAQ: MSPD) announced today that it intends to offer $40 million aggregate principal amount of Convertible Senior Notes due 2009 to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. Mindspeed intends to grant the initial purchaser a 30-day option to purchase up to an additional $8 million of the notes. The exact timing and terms of the financing will depend upon market conditions and other factors.

Mindspeed intends to use the net proceeds of the proposed offering to acquire U.S. government securities that will be pledged to the trustee for the payment of a portion of the interest payments on the notes when due, and to fund company operations including research and development and ongoing operating expenses.

The notes will be convertible at the option of the holder prior to maturity, into shares of Mindspeed’s common stock at a specified conversion price, subject to certain adjustments. Upon a conversion, Mindspeed will have the right to deliver to holders, at Mindspeed’s option, cash, shares of its common stock, or a combination thereof, subject to certain limitations.

The notes will not be redeemable prior to maturity or benefit from a sinking fund. Holders may require that Mindspeed repurchase the notes upon the occurrence of certain transactions constituting a fundamental change.

Offers and sales of the notes will be made only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of Mindspeed’s common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Mindspeed Technologies®

With headquarters in Newport Beach, Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

The company’s four key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, T/E carrier physical-layer and link-layer devices, and ATM/MPLS network processors.

Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

Safe Harbor Statement

Statements made in this press release, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. These statements relate to future events or future company financial performance. In some cases, forward-looking statements can be identified by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘potential,’’ ‘‘continue,’’ ‘‘outlook,’’ ‘‘could,’’ ‘‘target,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘may,’’ ‘‘assume,’’ the negative of these terms or other comparable terminology. Actual results, and actual events that occur, may differ materially from those projected in any forward-looking statement as a result of certain risks and uncertainties.

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